Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (No. 333-______) on Form S-8 of our report dated March 8, 2017, relating to our audits of the consolidated financial statements and the effectiveness of internal controls over financial reporting of 22nd Century Group, Inc. and Subsidiaries as of and for the years ended December 31, 2016 and 2015, which appears in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 8, 2017.

/s/ FREED MAXICK CPAs, P.C

Buffalo, New York

May 8, 2017